Exhibit 10.35

Dated 27 September 2005

(1)	UK RELOCATION RECEIVABLES FUNDING LIMITED as Purchaser

(2)	CENDANT MOBILITY LIMITED, as Servicer

(3)	THE BANK OF TOKYO-MITSUBISHI, LTD., LONDON BRANCH, as Funding Agent and Administrative Agent

RECEIVABLES SERVICING AGREEMENT

Schedule

Form of Power of Attorney	30

THIS AGREEMENT is dated 27 September 2005 and made between:

(1)	UK RELOCATION RECEIVABLES FUNDING LIMITED (the “Purchaser”);

(2)	CENDANT MOBILITY LIMITED (the “Servicer”); and

(3)	THE BANK OF TOKYO-MITSUBISHI, LTD., LONDON BRANCH, as Funding Agent for the Lender (the “Funding Agent”) and as Administrative Agent for the Lender.

IT IS AGREED that:

1.	DEFINED TERMS; INTERPRETATION AND CONSTRUCTION

Terms defined in the Master Schedule of Definitions, Interpretations and Construction (the “Schedule of Definitions”) but not defined in this Agreement shall have the same meaning in this Agreement as in the Schedule of Definitions. The principles of interpretation set out in Clause 1.4 (Interpretations and Construction) of the Schedule of Definitions apply to this Agreement as if fully set out in this Agreement.

2.	APPOINTMENT OF SERVICER

2.1	Appointment of Servicer

(a)	The servicing, administration and collection of the Receivables shall be conducted by the Person so designated from time to time as Servicer in accordance with this Clause 2.1.

(b)	Each of the Purchaser and the Funding Agent, on behalf of itself and the Lender, appoints as its agent the Servicer, from time to time designated pursuant to this Clause 2.1, to enforce their respective rights and interests in and under the Affected Assets.

(c)	To the extent permitted by applicable Law, each of the Purchaser and CML (to the extent not then acting as Servicer under this Agreement) agrees to grant to any Servicer appointed under this Agreement an irrevocable power of attorney in that Person’s name and on behalf of that Person to take:

(i)	the actions set out in Clause 3.1 (Duties of Servicer) to collect all amounts due under any and all Receivables and take such other actions (including endorsing the Purchaser’s name on cheques and other instruments representing Collections) as may be required in the course of completing the collection process contemplated in Clause 3.1 (Duties of Servicer); and

(ii)	all such other actions set out in this Agreement.

(d)	Unless and until the Funding Agent gives notice to CML (in accordance with Clause 2.1(e)) of the designation of a new Servicer, CML is designated as, and agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement.

(e)	Upon the occurrence of a Servicer Default, the Funding Agent may, and upon the direction of the Lender shall, designate as Servicer any Person (including itself) to succeed CML or any successor Servicer, on the condition, in each case, that the Person so designated shall enter into a receivables servicing agreement with the Purchaser and the Funding Agent in substantially the same for as this Agreement and agree to perform the duties and obligations of the Servicer pursuant to the terms of that agreement.

(f)	Upon the designation of a successor Servicer as set out in Clause 2.1(e), CML agrees that it will terminate its activities as Servicer under this Agreement in any manner necessary, or which the Funding Agent reasonably determines is desirable, to facilitate the transition of the performance of such activities to the new Servicer, and CML shall, and shall cause each of its Subsidiaries and Affiliates that is a Seller or a Sub-Servicer or that performs any operations or other action related to the origination or servicing of the Affected Assets (each such Person, an “Origination and Servicing Affiliate”) to, cooperate with and assist that new Servicer in any manner necessary, or which the Funding Agent or such new Servicer reasonably determines is desirable, to collect the Receivables or to service the Affected Assets. Such cooperation shall include:

(i)	the endorsement of any cheque or other instrument representing Collections or other Affected Assets;

(ii)	the execution of any power of attorney or other similar instrument necessary or desirable in connection with the enforcement or servicing of the Receivables and other Affected Assets; and

(iii)	providing access to and transferring Records and otherwise permitting the use by the new Servicer of any records, licenses, hardware or software necessary or reasonably desirable to collect the Receivables and otherwise service the other Affected Assets, provided however that, with respect to any records, licenses, hardware or software arising out of contracts of the Servicer with third parties, that access and transfer will be provided only to the extent that provision of the same would not violate the terms of any of those contracts.

(g)	CML acknowledges that the Purchaser, the Funding Agent and the Secured Parties have relied on CML’s agreement to act as Servicer under this Agreement in making their decision to execute and deliver this Agreement and the other Transaction Documents to which they are a party. Accordingly, CML agrees that it will not voluntarily resign as Servicer, unless an Affiliate of CML or any other person acceptable to the Funding Agent shall first have been appointed as Servicer.

(h)	CML agrees that it shall cause each of its Origination and Servicing Affiliates to cooperate and assist the Servicer (including any successor Servicer appointed pursuant to Clause 2.1(e)) in any manner that the Servicer or the Funding Agent reasonably determines will facilitate the performance of its duties under this Agreement, including:

(i)	endorsing any cheque or other instrument representing Collections or other Affected Assets;

(ii)	executing any power of attorney or other similar instrument necessary or desirable in connection with the enforcement, servicing, administration and/or collection of the Receivables and the other Affected Assets; and

(iii)	providing access to and upon request transferring, and otherwise permitting use by the Servicer of, any records, licenses, hardware or software necessary or reasonably desirable to collect the Receivables and otherwise service the other Affected Assets, provided however that, with respect to any records, licenses, hardware or software arising out of contracts of the Servicer with third parties, that access and transfer will be provided only to the extent that provision of the same would not violate the terms of any of those contracts.

(i)	If at any time CML shall cease to be the Servicer under this Agreement, CML irrevocably agrees to, and agrees to cause each Origination and Servicing Affiliate to, act (if the Funding Agent or then current Servicer so requests) as the data-processing agent of that Servicer and, in that capacity, CML and any Origination and Servicing Affiliate shall conduct the data processing functions of the administration of the Receivables and the Collections on those Receivables in substantially the same way that CML conducted such data processing functions while it acted as the Servicer.

2.2	Appointment of Sub-Servicer

(a)	The Servicer may at any time appoint a Sub-Servicer to perform all or any portion of its obligations as Servicer under this Agreement; provided that, in each case:

(i)	the Administrative Agent and the Funding Agent shall have given their prior written consent to that appointment (provided that such consent shall not be unreasonably withheld or delayed, and that no such consent shall be required for the appointment of any Seller Party or Cendant Mobility Property Services Limited as a Sub-Servicer;

(ii)	upon the termination of the then-acting Servicer pursuant to the terms of this Agreement, the appointment of any Sub-Servicer appointed by that Servicer shall also terminate, provided that that Sub-Servicer may continue to act as Sub-Servicer if it and the Funding Agent agree.

(iii)	the Servicer shall remain obligated and liable to the Purchaser, the Funding Agent and the Secured Parties for the servicing and administration of the Receivables in accordance with the provisions of this Agreement without diminution of such obligation and liability by virtue of the appointment of the Sub-Servicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Receivables; and

(iv)	the Servicer shall not appoint a Sub-Servicer to perform any portion of its obligations if, in the opinion of counsel, such appointment would cause the Purchaser to become subject to tax in the jurisdiction in which that Sub-Servicer is located solely by reason of that appointment.

(b)	The Servicer shall require that any Sub-Servicer make the representations and warranties set out in Clause 5 (Representations and Warranties) and adopt the negative covenants of the Servicer set out in Clause 6.1 (Positive covenants of the Servicer) and Clause 6.2 (Negative covenants of the Servicer), in each case mutatis mutandis.

(c)	The fees and expenses of any Sub-Servicer shall be solely for the account of the Servicer and none of the Purchaser, the Funding Agent, the Administrative Agent or the Lender shall have any responsibility for such fees and expenses.

3.	DUTIES OF SERVICER

3.1	Duties of Servicer

(a)	The Servicer shall collect each Receivable from time to time, and perform all its other obligations under this Agreement, with reasonable care and diligence and in accordance with all applicable Law and the applicable Credit and Collection Policy.

(b)	The Servicer shall set aside (and, if applicable, segregate) and hold in trust for the accounts of the Purchaser, the Funding Agent, the Lender and each other Secured Party the amount of the Collections to which each is entitled in accordance with Clause 4 (Allocation, deposit and distribution of Collections).

(c)	The Servicer shall not extend the maturity of any Receivable or adjust the Unpaid Balance of any Receivable, other than in accordance with the Credit and Collection Policy and provided that that extension or adjustment would not reasonably be expected to have a Material Adverse Effect.

(d)	The Purchaser shall deliver to the Servicer and the Servicer shall hold in trust for the Purchaser and the Funding Agent, on behalf of the Secured Parties, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. The Servicer shall not, and shall not permit any of its Affiliates to, make the Administrative Agent, the Funding Agent or any of the other Secured Parties or any Affiliate of the Administrative Agent, the Funding Agent or the other Secured Parties a party to any litigation with any third party arising out of, or in connection with, this Agreement or any other Transaction Document, without the prior written consent of that Person.

(e)	The Servicer shall, as soon as practicable following receipt of any Collections, remit to the applicable Seller all collections from any Person which are not on account of an Indebtedness that constitutes a part of the Affected Assets of that Seller. Notwithstanding anything to the contrary contained in Clause 3, the Servicer, if not the Purchaser, CML or any Affiliate of the Purchaser or CML, shall have no obligation to collect, enforce or take any other action described in Clause 3 with respect to any Indebtedness that does not constitute a part of the Affected Assets other than to deliver to the Purchaser the Collections and documents with respect to any such Indebtedness as described in this Clause 3.1(e).

(f)	Upon the request of the Funding Agent or the Administrative Agent, but no more frequently than once a year, the Servicer shall cause a firm of independent certified accountants reasonably satisfactory to the Funding Agent, which may also render other services to the Servicer, the Purchaser or any Seller Party or any Affiliate of those Parties, to deliver to the Funding Agent and the Administrative Agent, as soon as reasonably practicable and in any event not later than 120 days after the date of the request, a report, addressed to the Board of Directors of the Servicer, the Purchaser and the Funding Agent, summarising the results of certain procedures with respect to certain documents and records relating to the servicing and administering of the Receivables during the period requested by the Funding Agent or the Administrative Agent. The procedures to be performed and reported upon by the independent public accountants shall be those agreed to by the Servicer and the Funding Agent.

(g)	Any payment by an Obligor in respect of any Indebtedness owed by it to a Seller shall, except as otherwise specified by that Obligor, required by contract or Law or clearly indicated by facts or circumstances (including, by way of example, an equivalence of a payment and the amount of a particular invoice), be applied in accordance with the Credit and Collection Policy.

3.2	Reports

By no later than 11:00 a.m. (London time) on the eleventh Business Day following the last day of each Reporting Period (each, a “Reporting Date”), the Servicer shall prepare and forward to the Funding Agent and the Administrative Agent a Servicer Report, certified by the Servicer.

3.3	Blocked Account arrangements

(a)	Each of the Parties agrees and, as applicable, covenants, for the benefit of each of the other Parties that, at any time after any Blocked Account Agreement has come into effect in accordance with its terms, which shall be following the occurrence of an Event of Default which is continuing (with respect to any Blocked Account Agreement, the “Blocked Account Implementation Date”):

(i)	the Funding Agent may give notice to the relevant Blocked Account Bank that the Funding Agent is exercising its rights under the applicable Blocked Account Agreement to do any or all of the following:

(A)	to have the exclusive ownership and control of the related Blocked Account transferred to the Funding Agent and to exercise exclusive dominion and control over the funds deposited in that Blocked Account;

(B)	to have the proceeds that are sent to that Blocked Account redirected pursuant to its instructions rather than deposited in that Blocked Account; and

(C)	to take any or all other actions permitted under the applicable Blocked Account Agreement;

(ii)	if the Funding Agent takes any action set out in Clause 3.3(a), the Funding Agent shall have exclusive control of the proceeds (including Collections) of all Receivables and other Affected Assets;

(iii)	each other Party shall take any other action that the Funding Agent may reasonably request to transfer that control, and shall send all proceeds of Receivables and other Affected Assets received by it immediately to the Funding Agent;

(iv)	if the Funding Agent takes control of any Blocked Account, the Funding Agent shall not have any rights to the funds in that Blocked Account in excess of the unpaid amounts due to the Purchaser, the Funding Agent, the Lender or any other Person under the Receivables Funding Agreement or any other Transaction Document (the “Unpaid Amounts”). The Funding Agent shall distribute or cause to be distributed the funds in any Blocked Account equal to the Unpaid Amounts in accordance with Clause 4 (Allocation, deposit and distribution of Collections) and the other provisions of this Agreement, Clause 2 (Advances and Payments) of the Receivables Funding Agreement and Clause 11 (Application of proceeds) of the Security Agreement (in each case as if those funds were held by the Servicer). The Funding Agent shall not be under any obligation to remit the balance of any funds in any Blocked Account (other than the Unpaid Amounts) to any Seller or any other Person if the Funding Agent reasonably believes that that Seller or Person is not entitled to those funds under this Agreement or under applicable Law;

(v)	to the extent they constitute Collections of Receivables or other Affected Assets, funds on deposit in the Blocked Accounts on any day shall be held in that account in trust for the benefit of the Funding Agent on behalf of the Secured Parties;

(vi)	the Servicer shall not deposit or otherwise credit, or cause, suffer or permit to be so deposited or credited, to any Blocked Account cash or cash proceeds other than Collections;

(vii)	the Servicer shall not add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account or make any change to any instruction to Obligors regarding payments to be made to any Blocked Account, unless:

(A)	those instructions are to deposit those payments in a new Blocked Account or another existing Blocked Account or the Lender Account;

(B)	the Funding Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto;

(C)	in the case of a new Blocked Account, each such account shall be acceptable to the Funding Agent in its sole discretion; and

(D)	the Funding Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable; and

(viii)	the Servicer shall procure that each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(b)	The Servicer shall hold all Collections received by it and all interest or investment earnings on those Collections in trust and shall, following the Blocked Account Implementation Date, deposit the same, within two Business Days of receipt, into:

(i)	the applicable Blocked Account; or

(ii)	if requested by the Funding Agent, into the Lender Account.

(c)	The Purchaser shall hold all Collections received by it and all interest or investment earnings on those Collections in trust and shall:

(i)	prior to the Blocked Account Implementation Date, promptly following receipt pay the same to the Servicer to be applied in accordance with Clause 4.1 (Allocation and distribution of Collections); and

(ii)	following the Blocked Account Implementation Date, deposit the same, within two Business Days of receipt, into:

(A)	the applicable Blocked Account; or

(B)	if requested by the Funding Agent, into the Lender Account.

(d)	No Advance shall be deemed reduced by any amount held in trust or in any Blocked Account or the Lender Account unless and until, and then only to the extent that, such amount is, or would have been, finally paid to the Lender on the respective Settlement Date in accordance with Clause 4.1.

(e)	At any time after the Final Payout Date, the Funding Agent shall, at the request and expense of the Purchaser, take any action that is necessary to release the balance standing to the credit of any Blocked Account, from the restrictions referred to in this Clause 3.3.

3.4	Enforcement rights after Servicer Default or designation of new Servicer

At any time:

(a)	following the designation pursuant to Clause 2.1 (Appointment of Servicer) of a Servicer other than CML or an Affiliate of CML; or

(b)	whilst a Servicer Default is continuing and provided that no such action would constitute a breach of any applicable Law

(i)	the Funding Agent may, at the Servicer’s expense:

(A)	notify any Obligor, in relation to any Assignable Receivable of the Purchaser’s interest in, and the security interest of the Funding Agent and the Secured Parties in, the related Affected Assets;

(B)	direct the Obligors in relation to all Assignable Receivables (and their related Affected Assets) that payment of all amounts payable under any such Receivables (and their related Affected Assets) are to be made directly to the Funding Agent or its assigns or designees; and

(C)	except where Clause 3.4(b)(ii) applies, direct the Obligors in relation to all Non-Assignable Receivables (and their related Affected Assets) that payment of all amounts payable under any Non-Assignable Receivables (and their related Affected Assets) are to be made to a bank account identified by the Funding Agent or its assigns or designees;

(ii)	where the Servicer Default is not pursuant to Clause 7.1(e) (Event of Bankruptcy), the Funding Agent shall be entitled to instruct the Servicer (and the Servicer undertakes to comply with any such instruction), at the Servicer’s expense, to direct the Obligors in relation to all Non-Assignable Receivables (and their related Affected Assets) that payment of all amounts payable under any such Receivables are to be made to a Blocked Account save to the extent that such direction would be a breach of the related Affected Asset, in which case, to a bank account that would not be a breach of the related Affected Asset identified by the Funding Agent or its assigns or designees;

(iii)	at the Funding Agent’s request and at the Servicer’s expense, the Servicer shall, and shall cause each of its Origination and Servicing Affiliates to:

(A)	notify any Obligor, in relation to any Assignable Receivable of the Purchaser’s interest in, and the security interest of the Funding Agent and the Secured Parties in, the related Affected Assets;

(B)	direct the Obligors in relation to all Assignable Receivables (and their related Affected Assets) that payment of all amounts payable under any such Receivables (and their related Affected Assets) are to be made directly to the Funding Agent or its assigns or designees; and

(C)	except where Clause 3.4(b)(iv) applies, direct the Obligors in relation to all Non-Assignable Receivables (and their related Affected Assets) that payment of all amounts payable under any such Non-Assignable Receivables (and their related Affected Assets) are to be made to a bank account identified by the Funding Agent or its assigns or designees;

(iv)	where the Servicer Default is not pursuant to Clause 7.1(e) (Event of Bankruptcy), the Funding Agent shall be entitled to instruct the Servicer (and the Servicer undertakes to comply with any such instruction), at the Servicer’s expense, to cause each of its Origination and Servicing Affiliates to direct the Obligors in relation to all Non-Assignable Receivables (and their related Affected Assets) that payment of all amounts payable under any such Receivables are to be made to a Blocked Account, save to the extent that such direction would be a breach of the related Affected Asset, in which case, to a bank account that would not be a breach of the related Affected Asset identified by the Funding Agent or its assigns or designees;

(v)	at the Funding Agent’s request and at the Servicer’s expense, the Servicer shall, and shall cause each of its Origination and Servicing Affiliates to execute any power of attorney or other similar instrument and/or take any other action necessary or desirable to give effect to such notice and directions, including any action required to be taken so that the obligations or other Indebtedness of such Obligor in respect of:

(A)	any Assignable Receivables or other related Affected Assets may no longer be legally satisfied by payment to CML or any of its Affiliates; and

(B)	any Non-Assignable Receivables or other related Affected Assets may no longer be legally satisfied by payment to a bank account identified by CML or any of its Affiliates;

(provided that, where CML is the Servicer, the Funding Agent may only exercise any powers and discretions granted in any such power of attorney or other similar instrument if the Servicer Default is pursuant to Clause 7.1(e) (Event of Bankruptcy)); and

(vi)	at the Funding Agent’s request and at the Servicer’s expense, the Servicer shall, and shall cause each of its Origination and Servicing Affiliates to:

(A)	assemble all of the Records and shall make the same available to the Funding Agent at the addresses specified for the related Seller in the Receivables Transfer Agreement or at any other place agreed to by that Seller and the Funding Agent; and

(B)	segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Receivables in a manner reasonably acceptable to the Funding Agent and shall, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Funding Agent or its designee.

3.5	Power of attorney

(a)	The Purchaser authorises the Funding Agent to take the actions set out in Clause 3.1 at any time:

(i)	following the designation pursuant to Clause 2.1 (Appointment of Servicer) of a Servicer other than CML or an Affiliate of CML; or

(ii)	whilst a Servicer Default is continuing.

(b)	In order to facilitate the Funding Agent taking any of the action set out in Clause 3.1, the Purchaser shall, on the Closing Date, execute and deliver to the Funding Agent a power of attorney substantially in the form of the Schedule (Form of Power of Attorney).

(c)	The Funding Agent may only exercise the powers and discretions referred to in the power of attorney following the occurrence of an Event of Default which is continuing.

4.	ALLOCATION, DEPOSIT AND DISTRIBUTION OF COLLECTIONS

4.1	Allocation and distribution of Collections

The Servicer shall allocate, hold and distribute Collections in accordance with this Clause 4.1.

(a)	Daily allocations

On each day, the Servicer shall, out of the Collections (or any other payment received by the Purchaser under any Transaction Document and which are to be treated as a Collection) received by the Purchaser or the Servicer on that day:

(i)	allocate and hold in trust for the benefit of the Funding Agent and the Secured Parties an aggregate amount representing:

(A)	all Interest accrued through that day on the Net Advances;

(B)	the Servicing Fee accrued through that day;

(C)	any other fees payable by the Purchaser (including the commitment fee) on or before the next Settlement Date as described in the Mandate Letter;

(D)	any payment or mandatory prepayment of the Net Advances to be made on or before the next Settlement Date (and, after the Termination Date, the Net Advances); it being understood and agreed that:

(1)	no amount shall be payable pursuant to this Clause 4.1(a)(i)(D) until the Servicer Report for the relevant Reporting Period has been prepared; and

(2)	upon the Servicer Report for the relevant Reporting Period having been prepared, the amounts payable under this Clause 4.1(a)(i)(D) shall become due and payable on the Settlement Date following the end of that Reporting Period; and

(E)	any other amounts payable by the Purchaser as described in the definition of Aggregate Unpaids,

in each case, less the amount allocated and then held in trust by the Servicer in respect of those amounts;

(ii)	pay, pro rata based on the amounts owing pursuant to this Clause 4.1(a)(ii) to the Purchaser:

(A)	an amount equal to any operating expenses (including management fees and expenses, fees and expenses payable to any administrative or corporate services provider in relation to services provided to the Purchaser and any Taxes payable by the Purchaser) of the Purchaser then due and payable or that will become due and payable prior to the next Settlement Date; and

(B)	the sum of £1,000 per annum; and

(iii)	allocate the remainder, if any, of the Collections received on that day to the Purchaser for application in accordance with Clause 4.2.

For the avoidance of doubt, but without prejudice to the obligation to allocate and hold in trust each of the items referred to in Clause 4.1(a), no payments shall be requested to be made other than on a Settlement Date.

(b)	Deposits and distributions other than on Settlement Dates

On each date (other than a Settlement Date) when amounts described in Clause 4.1(a)(i) are due and payable, unless the Funding Agent shall direct otherwise, the Servicer shall distribute such amounts to the Lender or other Persons entitled to it, in the order of priority set out in Clause 4.1(c)(i), in payment of Interest, fees, Net Advances and other amounts.

(c)	Deposits and distributions on Settlement Dates

(i)	On each Settlement Date, unless the Funding Agent shall direct otherwise, the Servicer shall, out of the amounts set aside pursuant to Clause 4.1(a)(i) (and not prior to that time distributed in accordance with Clause 4.1(b)), distribute an amount equal to the sum of the unpaid amounts described in Clause 4.1(a)(i) and falling due on or before that Settlement Date to the Persons, for the purposes and in the order of priority set out below:

(A)	to the Lender, in payment of the accrued and unpaid Interest on the Net Advances for the related Interest Period;

(B)	if it or any of its Affiliate is not then the Servicer, to the Servicer in payment of the accrued and unpaid Servicing Fee payable on that Settlement Date;

(C)	to the Lender, in repayment and reduction of the Net Advances then due and payable;

(D)	to the Funding Agent, the Administrative Agent, the Lender or such other Persons as may be entitled to such payment, in payment of any other Aggregate Unpaids (other than Net Advances, Interest and Servicing Fee) owed by the Purchaser, any Seller and/or itself under this Agreement to that Person; and

(E)	if it or any of its Affiliate is the Servicer, to itself in payment of the accrued Servicing Fee payable on that Settlement Date, to the extent not paid pursuant to Clause 4.1(c)(i)(B) or retained by it as provided below.

(ii)	Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Servicer may retain amounts that would otherwise be distributed in respect of any accrued and unpaid Servicing Fee, in which case no distribution shall be made in respect of such Servicing Fee under Clause 4.1(c).

(iii)	The Servicer shall retain, and continue to allocate and hold in trust in accordance with Clause 4.1(a), any amounts allocated pursuant to Clause 4.1(a)(i) in excess of the amount required to be distributed pursuant to Clause 4.1(b) or Clause 4.1(c).

4.2	Application of Collections allocated to the Purchaser

(a)	On each day, the Servicer shall allocate and apply, on behalf of the Purchaser, Collections in respect of Receivables allocated to the Purchaser under Clause 4.1(a)(iii) as follows:

(i)	first, to the payment of the Transfer Price for new Receivables Transferred or to be Transferred to the Purchaser on that day pursuant to the Receivables Transfer Agreement;

(ii)	second, to the payment to the Sellers of the deferred portion of the Transfer Price owing by the Purchaser pursuant to the Receivables Transfer Agreement (as those amounts may, subject to Clause 4.2(c), be reduced from time to time by funding costs and losses (net of recoveries)); and

(iii)	third, for making advances to the Sellers on behalf of the Purchaser.

(b)	The amount of Collections allocated to the Purchaser under Clause 4.1(a) on any day shall be allocated among the Sellers for application pursuant to Clauses 4.2(a)(i), (ii) and (iii) on a pro rata basis according to amounts owing to those Persons; provided that no amount shall be distributed to any Seller in excess of available Collections on Receivables Transferred to the Purchaser by that Seller.

(c)	On or before each Reporting Date, the Servicer will calculate the aggregate amounts paid or payable to each Seller under Clause 4.2(a) during the Reporting Period ending immediately before that Reporting Date, and will set out the results of such calculations and any resulting adjustments as indicated in the form of the Servicer Report.

4.3	Dilutions; breach of warranty

If the Purchaser receives a Dilution Amount or a Warranty Amount, it shall promptly pay the same to the Servicer to be applied as though it were a Collection in accordance with Clause 4.1.

4.4	Payments, etc.

(a)	All amounts to be paid or deposited by the Purchaser or the Servicer under this Agreement shall be paid in a manner such that the amount to be paid or deposited is actually received by the Person to which that amount is to be paid or on behalf of which that amount is to be deposited, in accordance with the terms of this Agreement, no later than 11.00 a.m. (local time where such receiving Person is located) on the day when due in immediately available funds.

(b)	All amounts payable to the Purchaser (whether on behalf of or for the account of any Secured Party or otherwise) shall be paid or deposited in the account notified by the Funding Agent from time to time.

(c)	Each Party shall, to the extent permitted by Law, pay, upon demand, interest on all amounts not paid or deposited when due under this Agreement at a rate equal to the Default Rate.

5.	REPRESENTATION AND WARRANTIES

The Servicer represents and warrants to the Purchaser and the Funding Agent, for the benefit of the Funding Agent, the Administrative Agent and the other Secured Parties, that, on the Closing Date and on each Settlement Date:

(a)	Corporate existence and power

It:

(i)	is a limited company duly organised, validly existing under the Laws of its jurisdiction of incorporation; and

(ii)	has all corporate power and all licenses, authorisations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorisations, consents, approvals and qualifications would not, individually or in the aggregate, have a Material Adverse Effect).

(b)	Corporate and governmental authorisation; no contravention

The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party:

(i)	are within its corporate powers;

(ii)	have been duly authorised by all necessary corporate and required shareholder action (if any);

(iii)	require no action by or in respect of, or filing with, any Official Body or official of such Official Body or any third party;

(iv)	do not contravene or constitute a default under its Organic Documents;

(v)	do not contravene or constitute a default which would reasonably be expected to have a Material Adverse Effect under:

(A)	any Law applicable to it;

(B)	any contractual restriction binding on or affecting it or its property; or

(C)	any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property; and

(vi)	do not result in the creation or imposition of any Adverse Claim upon or with respect to its property (except as contemplated by the Transaction Documents).

(c)	Binding effect

Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally.

(d)	Accuracy of information

All information furnished by it (including the Servicer Reports and its financial statements) to the Purchaser, the Lender, the Funding Agent or the Administrative Agent for the purposes of or in connection with this Agreement, any other Transaction Document or any transaction contemplated by this Agreement or by any other Transaction Document is, to the best of its knowledge, true, complete and accurate in every material respect, on the date that information is stated or certified, and none of the information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(e)	Action; suits

It is not in violation of any order of any Official Body or arbitrator. There are no actions, suits, litigation or proceedings pending, or to its actual knowledge threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator which, if adversely determined, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(f)	Eligibility of Receivables

Each Receivable represented by it to be an Eligible Receivable in any Servicer Report is in fact an Eligible Receivable as of the date of that report, and each Receivable which is included in the calculation of any Net Receivables Balance as of any time is in fact an Eligible Receivable and not a Defaulted Receivable at that time.

(g)	Credit and Collection Policy

Since 01 August 2005 there have been no material changes in any Seller’s Credit and Collection Policy other than in accordance with this Agreement and the Transaction Documents. It has at all times complied in all material respects with the applicable Credit and Collection Policy.

(h)	No Servicer Default

No event has occurred and is continuing and no condition exists which, to the actual knowledge of the Servicer, constitutes or may reasonably be expected to constitute a Servicer Default.

6.	COVENANTS

6.1	Positive covenants of the Servicer

At all times from the date of this Agreement to the Final Payout Date, as long as it is a Servicer, unless the Funding Agent shall otherwise consent in writing:

(a)	Reporting requirements

The Servicer shall maintain a system of accounting established and administered in accordance with GAAP, and shall furnish (or cause to be furnished) to the Funding Agent:

(i)	Annual reporting:

Within 305 days after the close of each of its fiscal years, its audited financial statements and the audited financial statements on a consolidated basis for Cendant Mobility Holdings Limited, in each case, prepared by a internationally-recognised accounting firm in accordance with GAAP, including a balance sheet as of the end of such period and related statements of operations and shareholder’s equity, accompanied by:

(A)	an unqualified audit report certified by independent certified public accountants acceptable to the Funding Agent, prepared in accordance with applicable GAAP; and

(B)	any management letter prepared by those accountants.

(ii)	Compliance certificate

Together with the financial statements required under this Agreement, a compliance certificate signed by the Servicer’s director of finance or chief financial officer or a duly authorised financial officer of Cendant Mobility Services Corporation, stating that:

(A)	the attached financial statements have been prepared in accordance with GAAP and accurately reflect the consolidated financial condition of the Servicer and its Subsidiaries; and

(B)	to the best of that Person’s knowledge, no Servicer Default is continuing, or if any Servicer Default is continuing, stating the nature and status of that Servicer Default and the action, if any, taken or proposed to be taken to remedy the same.

(iii)	Notice of Servicer Defaults, etc.

As soon as possible and in any event within two Business Days after the Servicer obtains actual knowledge of:

(A)	the occurrence of any Servicer Default, a statement of its director of finance or chief financial officer or chief accounting officer or a duly authorised financial officer of Cendant Mobility Services Corporation, setting out details of such Servicer Default and the action which it proposes to take in respect of such Servicer Default, which information shall be updated promptly from time to time;

(B)	any litigation, investigation or proceeding that may exist at any time between it and any Person that may result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document, notice of such litigation, investigation or proceeding; and

(C)	the existence of a Material Adverse Effect, notice of such Material Adverse Effect.

(iv)	Change in accountants or accounting policy

The Servicer shall promptly notify the Funding Agent of any change in its accountants or accounting policy, as such policy relates to any Receivable or any other Affected Asset or to any transaction contemplated by this Agreement, if that change would have a Material Adverse Effect.

(b)	Conduct of business

The Servicer shall:

(i)	carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise (including any substantial line of business) as it is presently conducted;

(ii)	do all things necessary to remain duly incorporated and validly existing in its jurisdiction of organisation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that nothing in this Clause 6.1(b) shall prohibit the Servicer or any of its Subsidiaries from entering into any Permitted Reorganisation from time to time.

(c)	Compliance with Laws, etc.

The Servicer shall comply with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate existence, licenses, rights, franchises, qualifications and privileges, except to the extent that any such failure to so comply or preserve or maintain the same would not individually or in the aggregate have a Material Adverse Effect.

(d)	Furnishing of information and inspection of records

The Servicer shall furnish to the Funding Agent or the Purchaser from time to time, such information with respect to the Affected Assets as the Funding

Agent or the Purchaser (as the case may be) may reasonably request, subject to not less than ten Business Days prior written notice, including listings identifying the Obligor and the Unpaid Balance of each Receivable. Upon not less than ten Business Days prior written notice by the Funding Agent to the Servicer, the Servicer shall, at any time and from time to time, but not more frequently than once a year (except whilst an Event of Default is continuing, in which case, not more frequently than four times a year), during regular business hours, permit the Funding Agent, or its agents or representatives, at the expense of the Servicer:

(i)	to examine and make copies of and take abstracts from all books, Records and documents (including computer tapes and disks) relating to the Receivables or other Affected Assets, including any related Contract; and

(ii)	to visit the offices and properties of the Servicer for the purpose of examining such materials described in Clause 6.1(d)(i), and to discuss matters relating to the Affected Assets or the Servicer’s performance under this Agreement, and under the other Transaction Documents to which the Servicer is a party with any of the officers, directors, relevant employees (after consultation with the Servicer) or independent public accountants of the Servicer (or any Subservicer) having knowledge of such matters. Subject to Clause 10.9 (Consent to disclosure), those agents and representatives shall be bound to treat any information received pursuant to this Clause 6.1(d) as confidential.

(e)	Keeping of Records and books of account

(i)	The Servicer shall establish and maintain necessary procedures for determining, no less frequently than each date on which a Servicer Report is required to be delivered pursuant to Clause 3.2 (Reports), whether each of the Receivables qualifies as an Eligible Receivable, and for identifying on that date all of the Receivables which are not Eligible Receivables Transferred to the Purchaser during the immediately preceding Reporting Period.

(ii)	The Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Receivables in the event of the destruction of the originals of such records), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection and administration of the Receivables (including records adequate to permit the identification of each new Receivable and all Collections of and adjustments to each existing Receivable).

(iii)	The Servicer shall give the Purchaser and the Funding Agent prompt notice of any material change in its administrative and operating procedures referred to in Clause 6.1(e)(i).

(f)	Performance and compliance with Receivables and Contracts and Credit and Collection Policy

The Servicer shall:

(i)	at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any Contract related to the Receivables; and

(ii)	timely comply with the applicable Credit and Collection Policy in all material respects.

(g)	Collections

Following the occurrence of the Blocked Account Implementation Date with respect to any Blocked Account, the Servicer shall instruct all relevant Obligors to cause all Collections to be deposited directly to that Blocked Account.

(h)	Collections received

Following the Blocked Account Implementation Date with respect to any Blocked Account, the Servicer shall hold all Collections received by it from time to time in trust and immediately deposit the same:

(i)	not later than two Business Days after its receipt of those Collections, to that Blocked Account; or

(ii)	if required by Clause 2.8 (Lender Account) of the Receivables Funding Agreement, to the Lender Account.

(i)	Personal information

Notwithstanding anything in any Transaction Document to the contrary, the Servicer shall ensure that no personal or other information in, or otherwise relating to, any Contract, Receivable, any Collection related to any Contract or Receivable, or any other Affected Asset or any Record (“Relevant Personal Data”) is transmitted or delivered to, or otherwise received by, the Purchaser, the Funding Agent or any other Indemnified Party if that transmission, delivery or receipt would result in the violation by such Person of any legislation or regulation relating to data protection; provided that, upon the request of the Funding Agent at any time after an Event of Default has occurred and is continuing, the Servicer shall, and shall cause each of the Sellers to, in each case, at its own expense, co-operate, assist and otherwise take all necessary actions as may be required to ensure that all Relevant Personal Data is transferred to the Funding Agent (or such other Person as the Funding Agent may direct) in accordance with all applicable Law, including entering into any further deeds or documents which may be required to comply with any such legislation or regulations relating to data protection.

6.2	Negative covenants of the Servicer

At all times from the date of this Agreement to the Final Payout Date, unless the Funding Agent shall otherwise consent in writing:

(a)	No sales, liens, etc.

Except as otherwise provided in this Agreement and in the other Transaction Documents, the Servicer shall not:

(i)	sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any charge or other Adverse Claim upon (or the filing of any charge or other security interest over) or with respect to any of the Affected Assets, including any Adverse Claim arising from an Adverse Claim on the proceeds of inventory or goods, other than Permitted Exceptions; or

(ii)	assign any right to receive income in respect of that Adverse Claim.

(b)	No extension or amendment of Receivables

The Servicer shall not:

(i)	extend, amend or otherwise modify the terms of any Receivable or other Affected Assets; or

(ii)	amend, modify or waive any term or condition of any Contract related to any Receivable,

other than, in each case, in accordance with the Credit and Collection Policy and provided that such extension, amendment, modification or waiver would not reasonably be expected to have a Material Adverse Effect.

(c)	No change in business or Credit and Collection Policy

The Servicer shall not:

(i)	make any change in the general nature of its business (including those relating to the invoicing of Receivables); or

(ii)	make any change in any Credit and Collection Policy,

if, in each case, such change would reasonably be expected to have a Material Adverse Effect.

(d)	No mergers, etc.

The Servicer shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, other than pursuant to a Permitted Reorganisation.

(e)	Deposits to Blocked Accounts

The Servicer shall not at any time deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or the Lender Account cash or cash proceeds other than Collections.

(f)	No impairment of security

The Servicer shall not take any action or permit any action to occur or suffer any circumstance to exist which would result in any security or security interest granted, or charge or security agreement or document entered into or registered or filed, in connection with this Agreement or any other Transaction Document becoming impaired or unenforceable in any material respect.

(g)	No amendment of Transaction Documents

The Servicer shall not amend, modify, or supplement any Transaction Document to which the Servicer is a party, other than in accordance with the relevant Transaction Documents, except with the prior written consent of the Funding Agent.

7.	SERVICER DEFAULT

7.1	Servicer Default

The occurrence of any one or more of the following events shall constitute a “Servicer Default”:

(a)	Non-payment

The Servicer shall fail to make any payment or deposit required to be made by it under this Agreement (including any deposit or payment pursuant to Clause 4 (Allocation, deposit and distribution of Collections):

(i)	on the date when due in the case of any payment of Net Advances, Interest or any deposit of Collections in respect of Receivables; or

(ii)	within five Business Days after the receipt of the relevant invoice or a written notice that such amount is due in the case of expenses, indemnities or other amounts not covered by Clause 7.1(a)(i), unless, in each case, the failure to pay is caused by administrative or technical error and payment is made within one additional Business Day of its due date.

(b)	Breach of obligations

The Servicer shall fail to observe or perform, in any material respect, any term, covenant, undertaking or agreement on the Servicer’s part to be performed under Clause 3.2 (Reports), Clauses 6.1(a)(v) (Notice of Servicer Default, etc.) or 6.2(c) (No mergers, etc.) and such default shall be continuing for five Business Days after the Servicer obtains actual knowledge of that default.

(c)	Other obligations

The Servicer shall fail to observe or perform any other term, covenant or agreement under this Agreement or under any of the other Transaction Documents to which the Servicer is a party or by which the Servicer is bound, and such failure shall be continuing for thirty days after the earlier of:

(i)	notice from the Funding Agent of such failure requiring the same to be remedied; and

(ii)	the Servicer obtains actual knowledge of that failure.

(d)	Misrepresentation

Any representation, warranty, certification or statement made or deemed to be made by the Servicer in this Agreement or in any of the other Transaction Documents or in any information, certificate, report or document delivered pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed to be made or delivered and such default shall be continuing for thirty days after the Servicer obtains actual knowledge of that default.

(e)	Event of Bankruptcy

An Event of Bankruptcy is continuing with respect to the Servicer.

8.	SERVICING FEE

8.1	Servicing Fee

(a)	The Servicer shall be paid a Servicing Fee in accordance with, and subject to the priorities in, Clause 4.1 (Allocation and distribution of Collections).

(b)	If the Servicer is not CML or an Affiliate of CML, the Funding Agent, at its sole discretion, may agree to a revised percentage to be used to calculate the Servicing Fee so long as such fee is documented to the reasonable satisfaction of the Funding Agent.

8.2	Value added taxes

(a)	Each of the Parties agrees that the Servicing Fee determined in accordance with Clause 8.1 shall be inclusive of all value added taxes and similar Taxes and that the payor of such fee shall have no responsibility to pay any additional amount in respect of any such Taxes.

(b)	If the payor of any Servicing Fee is entitled to a credit for, or repayment of, any such Taxes, it shall use its reasonable endeavours to obtain that credit or repayment, as the case may be, and pay the same to the Servicer.

9.	INDEMNIFICATION

9.1	Indemnities by the Servicer

Without limiting any other rights which the Funding Agent or the Lenders or the other Indemnified Parties may have under this Agreement or under applicable Law, the Servicer agrees to indemnify the Indemnified Parties and the Purchaser from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly):

(a)	the failure of any information contained in any Servicer Report to be true and correct in any material respect, or the failure of any other information provided to any Indemnified Party, in respect of the Servicer or the Affected Assets, by, or on behalf of, the Servicer to be true and correct in any material respect, in each case, as of the date made or deemed to be made;

(b)	the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made;

(c)	the failure by the Servicer to comply with any applicable Law with respect to any Receivable or any related Contract;

(d)	any dispute, claim, set-off or defence of any Seller to the payment of any Receivable resulting from or related to the collection activities in respect of such Receivable; or

(e)	any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document,

provided that, in each case, such indemnity will not apply in relation to any loss suffered by any Indemnified Party which arises, directly or indirectly, from the negligence or wilful misconduct of that Indemnified Party.

9.2	Currency Indemnity

If under any applicable Law or regulation, or pursuant to a judgment or order being made or registered against the Servicer, or the liquidation of any of the Servicer or for any other reason, any payment under or in connection with this Agreement or any Transaction Document is made (including any payment pursuant to Clause 9) or fails to be satisfied, in a currency (the “payment currency”) other than the currency in which such payment is expressed to be due under or in connection with this Agreement or any Transaction Document or, in the event no currency is specified, a currency determined by the Person (in its reasonable good faith opinion) to whom such payment is owed or otherwise payable (the “contractual currency”), then, to the extent that the amount of such payment actually received by any Indemnified Party (the “payee”) when converted into the contractual currency at the rate of exchange falls short of the amount due, the Servicer (the “currency payor”) as a separate and independent obligation, shall indemnify and hold harmless the payee against the amount of that shortfall. For the purposes of this Clause 9.2, the term “rate of exchange” means the rate at which the payee is able, on or about the date of such payment, to purchase, in accordance with its normal practice, the contractual currency with the payment currency and shall take into account (and the currency payor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

9.3	Taxes

(a)	All payments and distributions made or deemed made by the Servicer to any Person (each a “recipient”), whether pursuant to this Agreement or to any other Transaction Document (collectively the “covered payments”), shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (such items being called “Taxes”), but excluding franchise taxes and taxes imposed on or measured by the recipient’s net income or gross receipts (“Excluded Taxes”), except to the extent required by applicable Law or practice.

(b)	In the event that any withholding or deduction from any covered payment is required in respect of any Taxes, the Servicer shall:

(i)	withhold or deduct the required amount from the covered payment;

(ii)	pay (or procure the payment of) directly to the relevant authority the full amount required to be so withheld or deducted;

(iii)	promptly forward to the recipient an official receipt or other documentation satisfactory to such recipient evidencing such payment to such authority; and

(iv)	except in the case of Excluded Taxes, pay (or procure the payment of) to the recipient, out of funds other than Collections, such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(c)	If any Taxes (other than Excluded Taxes) are directly asserted against any recipient with respect to any payment received by such recipient under this Agreement, the recipient may pay such Taxes and the Servicer will, to the extent not otherwise paid under any other provision of this Agreement or any other Transaction Document, promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

(d)	If the Servicer fails to pay (or procure the payment of) any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, in each case, in accordance with Clause 9.3(b), the Servicer shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

(e)	In the event that:

(i)	the Servicer pays an additional amount or amounts pursuant to Clause 9.3(b)(iv) (an “additional tax payment”); and

(ii)	the recipient of such amounts reasonably determines (in its sole, good faith opinion) that, as a result of such additional tax payment or relevant deduction or withholding, it is effectively entitled to obtain and retain a refund of any Taxes or a tax credit in respect of Taxes which reduces the tax liability of such recipient (a “tax savings”), then

(iii)	that recipient shall, to the extent it can do so without prejudice to the amount of any other deduction, credit or relief, upon effective recipient of such tax savings reimburse to the Servicer such amount as such recipient shall reasonably determine (in its sole, good faith opinion) to be the proportion of the tax savings as will leave such recipient (after such reimbursement) in no better or worse position than it would have been in had the payment by the Servicer in respect of which the foregoing additional tax payment was made not been subject to any withholding or deduction on account of Taxes.

(f)	If the Servicer shall have received from any recipient any amount described in Clause 9.3(e) and it is subsequently determined that such recipient was not entitled to obtain or retain the amount of the tax savings claimed, then the Servicer shall repay such amount to such recipient. Each recipient shall have sole discretion to arrange its affairs (including its tax affairs) without regard to Clause 9.3 and no recipient shall be obligated to disclose any information regarding it affairs (including its tax affairs) or computations to the Servicer.

9.4	Stamp Taxes, etc.

The Servicer for so long as it is CML or any Affiliate of CML agrees to pay on demand all stamp and other similar documentary or registration Taxes and fees (including interest, late payment fees and penalties in relation to those Taxes) paid, payable or determined to be payable in connection with the execution, delivery, performance (including any sale of Receivables), filing and recording of this Agreement, any other Transaction Document or any other instrument, document or agreement filed or delivered in connection with this Agreement or any other Transaction Document.

10.	MISCELLANEOUS

10.1	Term of Agreement

This Agreement shall terminate on the Final Payout Date; provided that:

(a)	the rights and remedies of the Funding Agent, the Purchaser, the Lender and the Administrative Agent with respect to any representation and warranty made or deemed to be made by the Servicer pursuant to this Agreement;

(b)	the indemnification and payment provisions of Clause 9 (Indemnification); and

(c)	the agreements set out in Clauses 10.9, 10.10, 10.11 and 10.12,

shall, in each case, be continuing and shall survive any termination of this Agreement.

10.2	Waivers; amendments

(a)	No failure or delay on the part of any party to this Agreement in exercising any power, right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise of such right or remedy or the exercise of any other power, right or remedy. The rights and remedies provided in this Agreement shall be cumulative and nonexclusive of any rights or remedies provided by Law.

(b)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Purchaser, the Servicer and the Funding Agent.

10.3	Notices

All communications and notices provided for under this Agreement shall be provided in the manner described in Clause 1.6 (Notices, Payment Information) of the Schedule of Definitions.

10.4	Governing Law; submission to jurisdiction

(a)	This Agreement and the rights and obligations of the parties to it shall be governed by and construed in accordance with English Law.

(b)	The Parties agree that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated by this Agreement or by any other Transaction Document and, for such purposes, irrevocably submit to the non-exclusive jurisdiction of such courts.

(c)	The submission to the jurisdiction of the courts referred to in Clause 10.4(b) shall not (and shall not be construed so as to) limit the right of the Funding Agent to take proceedings against the Servicer or any of its property in any other court of competent jurisdiction nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(d)	The Servicer consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated by this Agreement or by any other Transaction Document, to the giving of any relief or the issue of any process in connection with such action or proceeding including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

10.5	Entire agreement

This Agreement contains the final and complete integration of all prior expressions by the parties to it with respect to the subject matter of this Agreement and shall constitute the entire Agreement among the parties to it with respect to the subject matter of this Agreement superseding all prior oral or written understandings.

10.6	Severability and partial invalidity

(a)	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(b)	If a court of competent jurisdiction determines that any term or provision of this Agreement as written is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the court’s judgment may be appealed.

10.7	Counterparts; facsimile delivery

This Agreement may be executed in any number of counterparts and by different parties to it in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart of this Agreement.

10.8	Successors and assigns; binding effect

(a)	This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided that, subject to Clause 2 (Appointment of

Servicer), the Servicer may not assign any of its rights or delegate any of its duties under this Agreement or under any of the other Transaction Documents to which it is a party without the prior written consent of the Funding Agent.

(b)	The Servicer agrees and consents to the assignment by the Lender from time to time of all or any part of its rights under, interest in and title to this Agreement and the Asset Interest to The Bank of Tokyo-Mitsubishi, Ltd. or any of its Affiliates (or any successor thereof).

(c)	Each of the Purchaser and the Servicer consents to and acknowledges the assignment by the Lender of all of its rights under, interest in and title to this Agreement and the Asset Interest to the Funding Agent.

(d)	The Servicer acknowledges that it has read Clause 9.8 (Successors and assigns; binding effect) of the Receivables Funding Agreement and agrees that the Lender may assign its right and interests in this Agreement to the same extent as provided for in the Receivables Funding Agreement.

10.9	Consent to disclosure

The Servicer consents to the disclosure of any non-public information with respect to it received by the Funding Agent, the Purchaser, the Administrative Agent or any other Secured Party to any other lender or potential lender, the Funding Agent, any Rating Agency, any dealer or placement agent of, or depositary for, any securities issued, or other indebtedness incurred, by the Lender, the Administrative Agent, any Person supporting the financing activities of the Lender (including by providing any credit or liquidity support to the Lender) or any of such Person’s counsel or accountants, provided that that disclosure is necessary for the purpose of funding the transactions contemplated by this Agreement or any other Transaction Document.

10.10	Confidentiality

Subject to Clause 10.9, each Party agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information disclosed to it by any other Party to the Transaction Documents, to any other Person except:

(a)	its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognised statistical rating organisation, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information;

(b)	an alternative commercial source of financing in connection with a potential refinancing of the Advances;

(c)	as otherwise required by applicable Law or order of a court of competent jurisdiction; or

(d)	if the Parent, acting reasonably, determines that the Servicer is required by, or pursuant to, The United States Exchange Act 1934 to disclose any of the same.

10.11	No petition

The Servicer covenants and agrees that:

(a)	prior to the date which is two years and one day after the Final Payout Date, it will not institute against, or join any other person in instituting against, the Purchaser any proceeding of the type referred to in the definition of Event of Bankruptcy; and

(b)	prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of the Lender, it will not institute against, or join any other Person in instituting against, the Lender any proceeding of a type referred to in the definition of Event of Bankruptcy.

10.12	Limited recourse

The Servicer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement:

(a)	the obligations of the Purchaser under the Transaction Documents to which it is a party are solely the corporate obligations of the Purchaser and shall be payable solely to the extent of funds received by the Purchaser in accordance with this Agreement or from any party to any Transaction Document in accordance with the terms of that document and available for such payment in accordance with this Agreement and the other Transaction Documents; and

(b)	the obligations of the Lender under the Receivables Funding Agreement and any other Transaction Document to which it is a party are solely the corporate obligations of the Lender and shall be payable solely to the extent of funds received from Collections or from any party to any Transaction Document in accordance with the terms of that document in excess of funds necessary to pay the outstanding rated indebtedness of the Lender.

10.13	Contracts (Rights of Third Parties) Act (1999)

A Person who is not a Party has no right under the Contracts (Rights of Third Parties) Act (1999) to enforce any term of this Agreement; but this does not affect any right or remedy of that Person which exists or is available apart from that Act.

EXECUTION:

The Parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedule.

EXECUTION of Receivables Servicing Agreement:

The Purchaser

SIGNED by SFM Directors Limited acting by James Macdonald, a duly authorised director, duly authorised, for and on behalf of UK RELOCATION RECEIVABLES FUNDING LIMITED	) ) /s/ James Macdonald ) ) )

The Servicer

SIGNED by R. Abbott, Director, duly authorised for and on behalf of CENDANT MOBILITY LIMITED	) /s/ R. Abbott ) )

The Funding Agent

SIGNED by THE BANK OF TOKYO- MITSUBISHI, LTD., LONDON BRANCH acting by its Authorised Signatory	) ) /s/ Chris O’Hara ) )